Lexaria Partners with MJIC Media For Media Outreach

VANCOUVER, Sept. 23, 2015 /Access Wire/ — Lexaria Corp. (OTCQB: LXRP, CSE: LXX), a food sciences company focused on food products incorporating legal full spectrum bioavailability enhanced hemp oil, today announced that it has enrolled in MJIC Media’s Partner Membership, the most advanced and comprehensive membership option offered by MJIC Media, a marijuana media conglomerate.

The Partner Membership is the highest subscription level offered by MJIC Media, aiming to mobilize a company’s presence in the media by harnessing its access to news, research, data and education. By subscribing as an MJIC Partner, Lexaria will receive a robust suite of marketing and promotional services offered by MJIC Media that leverages its access to news, research, data and education. The Partner Membership grants Lexaria exclusive access to press release and sponsored content services, video and podcasting interviews with MJIC Radio and a premium exhibit with speaking opportunities at the annual Marijuana Investor Summit, as well as many other benefits.

“Lexaria's enrollment in MJIC Media's Partner Membership signifies our ‘coming of age’ as one of the leading companies in the sector,” said Chris Bunka, CEO of Lexaria Corp. “We are delighted to be working with MJIC Media to help inform the public about the exciting new choices that scientific research is making available for medical cannabis clients that allow them to get healthy without getting high.”

“Lexaria is an important addition to MJIC Media’s Partners,” said David Friedman, CEO of MJIC Media. “With Lexaria leveraging our talent, we’ll be able to inform the public about the company’s research into cannabinoid bioavailability and its applications within the medical cannabis industry.”

About Lexaria

Lexaria is a food sciences company, with common shares quoted in the USA with symbol LXRP and in Canada with symbol LXX. The company searches for projects that could provide potential above-market returns.

About MJIC Media

MJIC Media LLC owns and operates the leading properties in the emerging legal cannabis industry, including the Marijuana Index, which tracks and reports on publicly traded cannabis-related equities; Marijuana Investor News, the premier news agency covering the industry; Marijuana Investor Summit, a premium conference provider and industry educator; and Cannabis Trader, the go-to source for cannabis investment education and stock information.

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